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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20579


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) - November 5, 2004


                                LITTELFUSE, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                    0-20388                  36-3795742
 (State of other jurisdiction        (Commission              (IRS Employer
       of incorporation)             File Number)           Identification No.)

                  800 E. Northwest Hwy., Des Plaines, IL 60016
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (847) 824-1188

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 5.02         DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF
                  DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

                  Littelfuse, Inc. ("Littelfuse" or the "Company") announced today that, effective January 1, 2005, Gordon Hunter will assume the position of Chairman, President and Chief Executive Officer of Littelfuse. Mr. Hunter currently serves as the Chief Operating Officer of Littelfuse and is also a member of the Littelfuse Board of Directors.

                  Mr. Hunter will succeed Howard B. Witt, the current Chairman, President and Chief Executive Officer of Littelfuse, who will be retiring from Littelfuse on December 31, 2004. Mr. Witt will continue to serve as the Chairman, President and Chief Executive Officer of Littelfuse until that date and intends to continue as a Director of Littelfuse after that date.

                  Gordon Hunter, 53, has been the Chief Operating Officer of the Company since November 2003. As Chief Operating Officer, Mr. Hunter had the responsibility for global sales and production at Littelfuse. Mr. Hunter has been a member of the Board of Directors of the Company since 2002, and he is the Chairman of the Technology Committee. Prior to joining Littelfuse, Mr. Hunter was employed with Intel Corporation from February 2002 to November 2003, where he was Vice President, Intel Communications Group, and General Manager, Optical Products Group, responsible for managing the access and optical communications business segments. Prior to joining Intel in February 2002, he served as President of Elo TouchSystems, a worldwide leader in the manufacturing and sales of computer touch screens. His experience includes 20 years with Raychem Corporation in the United States and Europe, with responsibilities in sales, marketing, engineering and general management. Mr. Hunter received a bachelor's degree in electrical engineering from the University of Liverpool, England, and an MBA from the London Business School.

                  The Company previously had entered into a change of control employment agreement dated November 3, 2003, with Mr. Hunter. This change of control employment agreement is designed to provide Mr. Hunter with certain employment and compensation protection in the event that there was a Change of Control (as defined in the agreement) with respect to the Company at any time prior to September 1, 2006. If such a Change of Control were to occur and Mr. Hunter's employment with the Company was terminated at any time during the two-year period thereafter, other than for Cause (as defined in the agreement), or if during this time period Mr. Hunter were to terminate his employment for Good Reason (as defined in the agreement), then the Company would be obligated to make the payments described below for the benefit of Mr. Hunter.

                  Under his change of control employment agreement, Mr. Hunter will be paid his accrued compensation and annualized bonus, and will receive an amount equal to


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                  two times the sum of his annual salary plus bonus, and two years of continuing medical insurance benefits. In the event any payments received by Mr. Hunter upon a Change of Control would require him to pay the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, the Company would make an additional payment to Mr. Hunter in an amount such that, after payment by Mr. Hunter of such excise tax, Mr. Hunter would retain the same amount of the payments made by the Company to him which he would have retained if he had not paid the excise tax.

                  The full text of this change of control employment agreement was filed as Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2004, and can be found with the Company's filings at www.sec.gov.

ITEM 9.01         Financial Statements, Pro Forma Financial Information and
                  Exhibits

                  Exhibit 99.1  Press Release, dated November 5, 2004


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           LITTELFUSE, INC.

Date:  November 9, 2004                    By:  /s/ Philip G. Franklin
                                              ------------------------
                                           Philip G. Franklin
                                           Vice President, Operations
                                           Support and Chief Financial Officer



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                                  EXHIBIT INDEX

99.1     Press Release, dated November 5, 2004